U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                                 SEC File Number
                                   FORM 12B-25                       0-7501
                                                                  CUSIP Number
                           NOTIFICATION OF LATE FILING             781168208
                                  (Check One):

     [  ] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
                   [X] Form 10-Q and 10-QSB [ ]Form N-SAR

     For Period Ended: June 30, 2005
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:
--------------------------------------------------------------------------------

     Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

     If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates.

--------------------------------------------------------------------------------

Part I - Registrant Information

--------------------------------------------------------------------------------

Full name of Registrant:     RUBY MINING COMPANY

Former Name if Applicable:   N/A

Address of Principal Executive Office (Street and Number)

                             3318 HIGHWAY 5, NO.. 504,

City, State and Zip Code:    DOUGLASVILLE, GA 30135-2308

--------------------------------------------------------------------------------

Part II - Rules 12b-25(b) and (c)

--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
        (b)  The subject annual report, semi-annual report, transition report on
  X          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will
-----        be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c)  The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

Part III - Narrative

--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.


     The Registrant is unable to file its Form 10-QSB within the prescribed period because: (i) it is still in the process of finalizing information needed to complete the financial statements due to its small size and limited personnel resources; (ii) it has experienced delays in completing the Form 10-QSB due to the time and effort expended with respect to its recent filing of an amended Form 10-KSB (10-KSB/A); and (iii) it is still in the process of collecting information concerning a major financing closed at the end of the quarterly period ended June 30, 2005. The Registrant anticipates that it will file its Form 10-QSB within the five-day extension period.

--------------------------------------------------------------------------------

Part IV - Other Information

--------------------------------------------------------------------------------

     (1) Name and telephone number of person to contact in regard to this notification.

     Murray D. Bradley, Jr., Chief Financial Officer     404-348-4728


     (2) Have all other periodic reports required under section 13 or 15(d)of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify reports(s).

                                                               [ X ]Yes   [  ]No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [  ]Yes   [ X ]No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



--------------------------------------------------------------------------------

                               RUBY MINING COMPANY

--------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  August 15, 2005                      By:  /s/  Murray D. Bradley
                                                --------------------------------
                                                   MURRAY D. BRADLEY
                                                   Chief Financial Officer








                                       3